November 9, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Fortitude Life Insurance & Annuity Company (“Registrant”)
    Registration Statement on Form S-3
    File No. 333-274024

Members of the Commission:

In my capacity as Senior Vice President and Assistant General Counsel of Fortitude Life Insurance & Annuity Company (“FLIAC”), I have reviewed the organization of FLIAC, the establishment of the Fortitude Life Insurance & Annuity Company Account (the “Account”) by the Board of Directors of FLIAC as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, and the issuance of such contracts. I was responsible for the oversight of the preparation and review of the above-referenced Registration Statement on Form S-3 filed by FLIAC in 2023 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued by FLIAC.

I am of the following opinion:

(1) FLIAC was duly organized under the laws of the State of Arizona and is a validly existing corporation;

(2) the Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of the State of Arizona law; and

(3) the market value adjustment annuity contracts, as sold, are legally issued and represent binding obligations of FLIAC in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Richard E. Buckley
Richard E. Buckley

Richard E. Buckley
Senior Vice President and Assistant General Counsel
Fortitude Life Insurance & Annuity Company
10 Exchange Place, 22nd Floor
Jersey City, New Jersey 07302
T +1 (615) 981 8801
richard.buckley@fortitude-re.com